Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JANUARY SALES; REAFFIRMS FOURTH QUARTER AND FULL YEAR EARNINGS OUTLOOK

HOUSTON, TX, February 6, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended February 1, 2003 decreased 5.2% compared to the prior year four-week period ended February 2, 2002. Total sales decreased 2.8% to $41.2 million from $42.4 million in the prior year period.

For the fourth quarter, the Company reported that comparable store sales decreased by 6.8%, while total sales decreased by 4.4% to $256.9 million from $268.7 million last year.

Commenting on January's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are disappointed with our sales results for the month, which continued to reflect the current weak economic environment and the lowest level of consumer confidence in nine years. Our focus during the month of January was on transitioning our inventory out of fall and winter merchandise and into our spring assortments. As a result of our efforts during the month to reduce our stock of seasonal goods, coupled with our ongoing clearance activities, we believe that we are well positioned as we move into the upcoming spring selling season."

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Stage Stores Reports January Sales;

Reaffirms Earnings Outlook
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Commenting on the Company's fourth quarter and fiscal 2002 outlook, Mike McCreery, Executive Vice President and Chief Financial Officer, stated, "The fourth quarter was a very challenging period in which sales clearly did not meet our expectations. However, in spite of the disappointing sales, we remain comfortable with our previously provided earnings outlook for the quarter. We continue to anticipate that our net income will be in a range of $15.6 million to $16.2 million, or earnings of $0.78 to $0.81 per diluted share using a diluted share count of 19.9 million shares. As compared to the original assumptions underlying our fourth quarter expectations, the negative impact of lower sales was offset by better than anticipated inventory shrink expense in year-end physical inventory results, higher income from our credit card program (which continued to benefit from the policy change implemented September 1, 2002 affecting the timing of late fee assessments) and lower incentive compensation expense."

Mr. McCreery concluded, "For the entire 2002 fiscal year, we continue to anticipate that our net income will be in a range of $53.9 million to $54.5 million, or earnings of $2.57 to $2.60 per diluted share using a diluted share count of 21.0 million shares. Our actual fourth quarter and full year results will be released on March 13, 2003."

The Company also reported that it had repurchased 1,169,608 shares of its common stock through the end of the fiscal year at an aggregate purchase price of approximately $25.5 million. The shares were repurchased utilizing the Company's cash flow, as well as the proceeds that the Company received from the exercise of employee stock options under its 2001 Equity Incentive Plan, including the tax benefits which accrued to the Company from the exercise of these options.

For reference purposes, the following table is being provided which details the sales history for the Company on a monthly and quarterly basis for the 2001 and 2002 fiscal years.

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Stage Stores Reports January Sales;

Reaffirms Earnings Outlook
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FULL YEAR SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
	% Increase(Decrease)			($ in Millions)
Fiscal Period	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
February	6.2%	20.9%	25.1%	$62.5	$59.6
March	14.2	10.9	16.0	83.4	73.9
April	(1.0)	21.3	15.2	60.8	62.0
1st Quarter	7.0	17.1	18.4	206.7	195.5
May	8.8	19.9	17.5	66.9	62.1
June	8.9	21.5	22.8	71.6	66.5
July	2.1	9.5	31.9	69.0	66.9
2nd Quarter	6.5	16.6	23.9	207.5	195.5
August	4.5	28.1	8.8	74.5	70.6
September	(1.8)	5.5	9.3	68.8	69.1
October	6.9	11.7	8.4	61.1	56.1
3rd Quarter	2.9	14.6	8.8	204.4	195.8
November	(9.4)	9.9	25.5	71.4	76.9
December	(5.8)	18.1	7.6	144.3	149.4
January	(5.2)	9.0	(11.2)(c)	41.2	42.4
4th Quarter	(6.8)	14.2	8.4	256.9	268.7

Full Year (d)	1.6%	15.5%	14.0%	$875.6	$855.6

(a)  The 2001 Calendar Adjusted Basis column compares the 52 week period starting on February 4, 2001and ending on February 2, 2002 to the 52 week period starting on February 6, 2000 and ending on February 3, 2001.

(b) The 2001 Fiscal Basis column compares the 52 week period starting on February 4, 2001and ending on February 2, 2002 to the 53 week period starting on January 30, 2000 and ending on February 3, 2001.

(c) The month of January 2002 was a 4 week period while the month of January 2001 was a 5 week period.

(d) Totals do not foot due to rounding.

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Stage Stores Reports January Sales;

Reaffirms Earnings Outlook
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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 354 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the fourth quarter of the 2002 fiscal year and for the full 2002 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, in the Company's Quarterly Report on Form 10-Q as filed with the SEC on May 24, 2002 and other factors as may periodically be described in other Company filings with the SEC.

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